UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2017

Nanometrics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 545-6000

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2017, the Board of Directors of Nanometrics Incorporated appointed Pierre-Yves Lesaicherre as a director and as its new President and Chief Executive Officer, contingent upon and effective on his first day employment with Nanometrics, which is contemplated to be on November 27, 2017. Effective on Mr. Lesaicherre’s first day of employment with Nanometrics, Dr. Timothy Stultz will retire from employment as Nanometrics’ President and Chief Executive Officer, but will continue to be a director of Nanometrics.

Dr. Pierre-Yves Lesaicherre, age 54, was the Chief Executive Officer of Lumileds, a provider of innovative LED solutions for the automotive, mobile, television, IoT and illumination markets, from January 2012 through February 2017, where he was responsible for all aspects of the company’s business. Prior to that time Mr. Lesaicherre was Senior Vice President and general manager of the business lines Microcontrollers & Logic at NXP Semiconductors.  Dr. Lesaicherre holds a Master's degree and Ph.D. in Materials Science from the National Polytechnic Institute of Grenoble, and an MBA from INSEAD.  The Board determined that due to Dr. Lesaicherre’s extensive experience in the semiconductor, lighting and LED market space, as well as his role as our President and Chief Executive Officer, Mr. Lesaicherre should serve as a member of the Board.

In connection with Mr. Lesaicherre’s appointment as President and Chief Executive Officer, the Compensation Committee of Nanometrics approved the compensation terms for Mr. Lesaicherre, which will be reflected in an employment agreement to be finalized prior to Mr. Lesaicherre’s first day of employment with Nanometrics, pursuant to which Mr. Lesaicherre will receive:  (1) a base salary of $550,000 per year, and will have a target bonus for 2017 and 2018 of $550,000 for each year (prorated for period of service for 2017) with actual bonus to be determined based on performance; (2) a restricted stock unit (RSU) grant to acquire shares of Nanometrics common stock having a value of $1.625 million (but no more than 62,500 underlying shares), vesting with respect to 1/3 of the shares each year for three years, subject to accelerated vesting in the event Nanometrics terminates Mr. Lesaicherre’s employment without “cause” or Mr. Lesaicherre resigns for “good reason” within two years of employment; (3) a performance restricted stock unit (PRSU) grant to acquire shares of Nanometrics common stock having a value of $1,625 million vesting with respect to 2/3 of the shares on the second anniversary of grant and the rest on the third anniversary of grant, subject to meeting specified stock price performance metrics and Mr. Lesaicherre’s continued service with Nanometrics; (4) annual RSU and PRSU grants commencing in 2018, each vesting over three years (subject to meeting performance criteria for the PRSU grant), each with a value of each of $625,000; and (5) a sign-on bonus of $100,000.

In addition, the approved terms provide that: (a) in the event Nanometrics terminates Mr. Lesaicherre’s employment without “cause” or Mr. Lesaicherre resigns for “good reason” not within 12 months of a “change of control” (each to be defined in the employment agreement), Mr. Lesaicherre will receive continued base salary for 12 months, a lump sum payment of his target bonus and COBRA health coverage at Nanometrics’ expense for 12 months: and (b) in the event Nanometrics terminates Mr. Lesaicherre’s employment without “cause” or Mr. Lesaicherre resigns for “good reason” within 12 months of a “change of control”, Mr. Lesaicherre will receive continued base salary for 18 months, a lump sum payment of his target bonus, COBRA health coverage at Nanometrics’ expense for 18 months, and accelerated vesting of all of his outstanding equity grants. In addition, Nanometrics will enter into its standard form of indemnification agreement with Mr. Lesaicherre.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nanometrics Incorporated

Dated: November 13, 2017	/s/ Janet Taylor
Janet Taylor General Counsel